Exhibit 99.2

CONTACT:	Martin de Laureal	FOR IMMEDIATE RELEASE
Stewart Enterprises, Inc.
1333 S. Clearview Parkway
Jefferson, LA 70121
504-729-1400

STEWART ENTERPRISES PRICES $200 MILLION OF SENIOR NOTES

JEFFERSON, LA, February 2, 2005...Stewart Enterprises, Inc. (Nasdaq NMS: STEI) announced today the pricing of its previously announced offering of $200.0 million of Senior Notes due 2013 (the “Senior Notes”). The annual interest rate on the Senior Notes will be 6.25%.

The closing of the offering, which is expected to occur on February 11, 2005, is conditioned on the completion of the other components of the Company’s previously announced plan to refinance its 103/4% senior subordinated notes due 2008 (the “103/4% Notes”), including the borrowing of approximately $130.0 million in additional term loan debt under its senior secured credit facility and the successful completion of its pending tender offer and consent solicitation for the 103/4% Notes.

The sale of the Senior Notes will be a private placement, with such Notes being offered and sold only to qualified institutional buyers in compliance with Rule 144A under the Securities Act of 1933, and outside the United States in compliance with Regulation S under the Securities Act of 1933. The Senior Notes being offered will not be registered under the Securities Act of 1933 or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration under the Securities Act of 1933 and applicable securities laws of any other jurisdiction or an available exemption from these registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction or an exemption therefrom.